STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), is between AMICUS THERAPEUTICS, INC., a Delaware corporation (the “Company”), and [ ] (the “Optionee”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Company's Amended and Restated 2007 Equity Incentive Plan (the “Plan”), a copy of which is available in the Optionee’s on-line account.

1.Grant of Option. Pursuant to the Plan, the Company grants to the Optionee an option (the “Option”) to purchase from the Company [ ] shares, subject to adjustment pursuant to Section 8 of the Plan (the “Option Shares”), of the Company's common stock, $.01 par value per share, at a price of $[ ] per share. The Option is granted as of [ ] (the “Grant Date”).
2.Character of Option. The Option is intended to be treated as “non-statutory stock option” within the meaning of Section 421 of the Internal Revenue Code of 1986, as amended.
3.Duration of Option.     Unless subject to earlier expiration or termination pursuant to the terms of the Plan or pursuant to Section 5 below, the Option shall expire on the ten-year anniversary of the Grant Date.
4.Exercisability of Option. The Option may be exercised, at any time and from time to time until its expiration or termination, for any or all of those Option Shares in respect of which the Option shall have become exercisable, in accordance with the provisions set forth below in this Section 4 and in the manner provided for in the Plan. [Insert Description of Vesting.] Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Section 4, the exercisability of the Option may, as provided in Section 7.1(d) of the Plan, at any time be Accelerated in the discretion of the Committee
5.Effect of Termination of Employment Relationship.
(a)Subject to Section 7.1(e) of the Plan, if the Optionee’s employment with the Company or any of its Affiliates ends in a manner other than death, Disability or Retirement (as defined in the Plan), then the Option shall cease to be exercisable in any respect upon the earlier of (i) ninety (90) days following the end of such employment or (ii) the original expiration date of the term of the option. For the period the Option remains exercisable following the end of such employment, the Option shall be exercisable only to the extent exercisable on the date of the end of such employment (after giving effect to any Acceleration that may be applicable to the Option).
(b)Subject to Section 7.1(e) of the Plan, if the Optionee’s Separation from the Company or any of its Affiliates is terminated due to death, Disability or Retirement (as defined in the Plan), any unvested Option held by such Optionee shall continue to vest until the second anniversary of such Optionee’s Separation, and all of such Optionee’s vested Option shall remain exercisable until the earlier of (i) the 4th anniversary of the date of such Separation; or (ii) the original expiration date of the term of the Option. Any Option not exercised in such period shall be forfeited, with no further compensation due to the Optionee, unless otherwise determined by the Committee.

6.Transfer of Option. Other than as expressly permitted by the provisions of Section 7.1(f) of the Plan, the Option may not be transferred except by (i) will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee; or (ii) pursuant to a bona fide divorce agreement or settlement delineating the division of assets between a divorcing Optionee and Optionee’s spouse.

7.Incorporation of Plan Terms. The Option is granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company's obligation to deliver Option Shares upon exercise set forth in Section 9.1 (Violation of Law), Section 9.2 (Corporate Restrictions on Rights in Stock), Section 9.3 (Investment Representations) and Section 9.7 (Tax Withholding).

8.Deemed Acceptance. The Optionee hereby acknowledges that the Option granted under this Agreement is subject to and bound by the terms of this Agreement. A failure to affirmatively reject this award prior to [ ] shall result in the automatic acceptance of the Option under the terms of this Agreement.

9.Consent to Electronic Delivery. The Optionee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Optionee a paper copy of any document also delivered to the Optionee electronically. The authorization described in this paragraph may be revoked by the Optionee at any time by written notice to the Company.

10.Miscellaneous.

(a)This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of New Jersey, without regard to the application of the principals of conflicts of laws, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

(b)This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

(c)Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

11.Change of Control.

(a)In the event of a Change of Control, subject to Section 11(b) below, the Option shall, upon consummation of such Change of Control, either be assumed or a substantially equivalent option shall be substituted by the successor corporation (or an affiliate thereof). If the Option is assumed or substituted and, within twelve (12) months after the Change of Control, the Optionee is involuntarily terminated from employment with the Company without Cause or leaves the Company for Good Reason, then such assumed or substituted Option shall become exercisable in full as of the date of such termination and shall expire upon the earlier of (i) the expiration of the Option, or (ii) one year from the date of the Optionee’s termination of employment.
(b)In the event that the successor corporation does not assume the Option or an equivalent option is not substituted, then the Committee shall provide that one of the following will occur with respect to the Option: (i) the Option will become exercisable in full as of a specified time prior to the Change of

Control and will terminate immediately prior to the consummation of such Change of Control, except to the extent exercised by the Optionee prior to the consummation of such Change of Control; (ii) the Option shall terminate upon consummation of such Change of Control and the Optionee will receive, in exchange thereof, a cash payment equal to the amount (if any) by which (x) the amount payable in the Change of Control with respect to a share of the Company’s common stock, $.01 par value per share (the “Stock”), multiplied by the number of shares of Stock subject to the Option exceeds (y) the aggregate exercise price of the Option; or (iii) any combination of the above. If, however, following the Change of Control, the Company’s Stock is still publicly traded, the Option shall remain in place unchanged.
(c)For purposes of this Section 11, “Cause” shall mean (i) willful misconduct, (ii) gross neglect, (iii) failure to materially perform one’s job duties, (iv) insubordination, (v) acts of moral turpitude, theft or dishonesty, (vi) a felony conviction, or (vii) acts that are (or could be expected to be) damaging or detrimental to the Company. “Good Reason” shall mean the Optionee’s title, position or job responsibilities have been materially reduced or the Optionee has been assigned duties that are materially different from his or her duties prior to the Change of Control or which materially impair his or her ability to perform his or her duties as required prior to the Change of Control.